Exhibit 99.1

For Immediate Release:	Ian J. McAdams Chief Financial Officer (914) 921 5078 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC.

Reports Increased First Quarter Book Value

-	AUM: $1.55 billion at March 31, 2024 compared to $1.59 billion at December 31, 2023

-	Book Value per share ended the quarter at $42.80 per share vs $42.11 at December 31, 2023

Greenwich, CT, May 9, 2024 – Associated Capital Group, Inc. (“AC” or the “Company”), a diversified financial services company, today reported its financial results for the first quarter ended March 31, 2024.

Financial Highlights

($ in 000's except AUM and per share data)

(Unaudited)	Three Months Ended March 31,
	2024	2023
AUM - end of period (in millions)	$1,549	$1,799
AUM - average (in millions)	1,556	1,841

Revenues	3,011	2,465
Operating loss before management fee (Non-GAAP)	(2,988)	(2,590)
Investment and other non-operating income/(loss), net	22,625	24,735
Income/(loss) before income taxes	17,655	19,602

Net income/(loss)	13,821	17,754
Net income/(loss) per share-diluted	0.64	0.81

Class A shares outstanding (000's)	2,469	2,975
Class B " "	18,951	18,963
Total " "	21,420	21,938

Book value per share	$42.80	$41.30

First Quarter Financial Data

-	Assets under management ended the quarter at $1.55 billion versus $1.80 billion at March 31, 2023.

-	Book value was $42.80 per share compared to $41.30 per share at March 31, 2023.

First Quarter Results

Total revenues in the first quarter were $3.0 million compared to $2.5 million in the first quarter of 2023.  Revenues generated by the GAMCO International SICAV – GAMCO Merger Arbitrage (the “SICAV”) were $1.7 million versus $1.1 million in the prior year period. All other revenues were $1.3 million compared to $1.4 million in the year-ago quarter.

Starting in December 2023, the SICAV revenue recognized by the Company for its services increased to 100% of the revenues received by Gabelli Funds, LLC. In turn, AC now pays the marketing expenses of the SICAV that were previously paid by Gabelli Funds and remits an admin fee to GAMCO for administrative services provided to the SICAV. This change better aligns the financial arrangements with the services rendered by each party. The net effect of this change did not have a material impact on our operating results.

Total operating expenses, excluding management fee, were $6.0 million in the first quarter of 2024 and $5.1 million in the first quarter of 2023. The increase is driven primarily by $0.7 million of marketing expenses on the newly realigned SICAV and higher mark to market stock-based compensation expense of $0.2 million.

Net investment and other non-operating income was $22.6 million for the first quarter of 2024 compared to $24.7 million in the first quarter of 2023. The primary drivers of this quarter's results included mark to market increases from our GAMCO holdings and merger arbitrage partnerships. Higher interest rates in the 2024 quarter as compared to 2023 contributed to higher interest income.

For the quarter ending March 31, 2024, the management fee was $2.0 million versus $2.5 million for the three months ended March 31, 2023.

The effective tax rate applied to our pre-tax income for the quarter ended March 31, 2024 was 21.5%.  In the year ago quarter, the effective tax rate was 8.1%; 2023’s lower rate is primarily driven by deferred tax benefits from a foreign investment.

Assets Under Management (AUM)

Assets under management at March 31, 2024 were $1.55 billion, $42 million less than year-end 2023 primarily due to net outflows of $43 million and the impact of currency fluctuations in non-US dollar denominated classes of investment funds ($11 million). These were offset partially by market appreciation of $12 million.

	March 31,	December 31,	March 31,
($ in millions)	2024	2023	2023
Merger Arbitrage(a)	$1,262	$1,312	$1,537
Long/Short Value(b)	251	244	229
Other	36	35	33
Total AUM	$1,549	$1,591	$1,799

(a) Includes $580, $621, and $812 of sub-advisory AUM related to GAMCO International SICAV - GAMCO Merger Arbitrage, $66, $69, and $68 of sub-advisory AUM related to Gabelli Merger Plus+ Trust Plc and $196, $240 and $187 of 100% U.S. Treasury Fund managed by GAMCO at March 31, 2024, December 31, 2023 and March 31, 2023, respectively.

(b) Includes $243, $237 and $222 where Associated Capital receives only performance fees, less expenses of $26, $25, and $24, respectively.

Alternative Investment Management

The alternative investment strategy offerings center around our merger arbitrage strategy which has an absolute return focus of generating returns independent of the broad equity and fixed income markets. We also offer strategies utilizing fundamental, active, event-driven and special situations investments.

Merger Arbitrage

For the first quarter of 2024, the longest continuously offered fund in the merger arbitrage strategy generated gross returns of 1.33% (0.87% net of fees). A summary of the performance is as follows:

			Full Year
Performance%(a)	1Q '24	1Q '23	2023	2022	2021	2020	5 Year(b)	Since 1985(b)(c)
Merger Arbitrage
Gross	1.33	-0.23	5.49	4.47	10.81	9.45	7.42	10.05
Net	0.87	-0.63	3.56	2.75	7.78	6.70	5.09	7.11

(a) Net performance is net of fees and expenses, unless otherwise noted. Performance shown for an actual fund in this strategy. The performance of other funds in this strategy may vary. Past performance is no guarantee of future results.

(b) Represents annualized returns through March 31, 2024

(c) Inception Date: February 1985

Global M&A activity totaled $798 billion in the first quarter of 2024, an increase of 38% compared to 2023, an encouraging sign for deal making. The US remained the dominant geography for dealmaking with $485 billion of new deals, which increased to 61% of global activity from 47% a year ago, making it the largest percentage for US deal activity since the first quarter of 1989. Private Equity accounted for 19% of M&A activity in the first quarter as total value reached $154 billion, an increase of 13% compared to 2023. Energy & Power was the most active sector in the first quarter with total volume of $146 billion and accounting for 18% of overall value, followed by Technology at $125 billion (16%) and Financials at $105 billion (13%).

The Merger Arbitrage strategy is offered by mandate and client type through partnerships and offshore corporations serving accredited as well as institutional investors. The strategy is also offered in separately managed accounts, a Luxembourg UCITS (an entity organized as an Undertaking for Collective Investment in Transferrable Securities) and a London Stock Exchange listed investment company, Gabelli Merger Plus+ Trust Plc (GMP-LN).

Acquisitions

Associated Capital Group's plan is to accelerate the use of its capital. We intend to leverage our research and investment capabilities by pursuing acquisitions and alliances that will broaden our product offerings and add new sources of distribution. In addition, we may make direct investments in operating businesses using a variety of techniques and structures to accomplish our objectives.

Gabelli Private Equity Partners was created to launch a private equity business, somewhat akin to the success our predecessor PE firm had in the 1980s. We will continue our outreach initiatives with business owners, corporate management, and various financial sponsors. We are activating our program of buying privately owned, family started businesses, controlled and operated by the founding family.

Shareholder Compensation

On May 8, 2024, the Board of Directors declared a semi-annual dividend of $0.10 per share, which is payable on June 27, 2024 to shareholders of record on June 14, 2024.

During the first quarter, AC repurchased 117,354 Class A shares, for $3.9 million, at an average price of $33.63 per share.

Since our spin-off from GAMCO on November 30, 2015, AC has returned $176.3 million to shareholders through share repurchases, exchange offers and dividends of $36.4 million.

At March 31, 2024, there were 21.420 million shares outstanding, consisting of 2.469 million Class A shares and 18.951 million Class B shares outstanding.

About Associated Capital Group, Inc.

Associated Capital Group, Inc. (NYSE:AC), based in Greenwich, Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA”). We have also earmarked proprietary capital for our direct investment business that invests in new and existing businesses. The direct investment business is developing along several core pillars including Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor. We also created Gabelli Principal Strategies Group, LLC (“GPS”) in December 2015 to pursue strategic operating initiatives.

Operating Loss Before Management Fee

Operating loss before management fee expense represents a non-GAAP financial measure used by management to evaluate its business operations. We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.

	Three months ended March 31,
($ in 000's)	2024	2023

Operating loss - GAAP	$(4,970)	$(5,133)

Add: management fee expense (1)	1,982	2,543

Operating loss before management fee - Non-GAAP	$(2,988)	$(2,590)

(1) Management fee expense is incentive-based and is equal to 10% of Income before management fee and income taxes and excludes the impact of consolidating entities. For the three months ended March 31, 2024 and 2023, Income before management fee, income taxes and excluding consolidated entities was $19,822 and $25,429, respectively. As a result, $1,982 and $2,543 was accrued for the 10% management fee expense in the first quarters 2024 and 2023, respectively.

Table I

ASSOCIATED CAPITAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Amounts in thousands)

	March 31,	December 31,	March 31,
	2024	2023	2023
ASSETS
Cash, cash equivalents and US Treasury Bills	$395,386	$406,642	$401,776
Investments in securities and partnerships	442,458	420,706	450,238
Investment in GAMCO stock	51,026	45,602	45,613
Receivable from brokers	32,966	30,268	11,023
Income taxes receivable, including deferred tax assets, net	6,444	8,474	8,825
Other receivables	2,126	5,587	1,460
Other assets	23,776	26,518	23,951
Total assets	$954,182	$943,797	$942,886

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY

Payable to brokers	$6,332	$4,459	$15,208
Income taxes payable	1,723	-	-
Compensation payable	11,545	15,169	8,894
Securities sold short, not yet purchased	9,439	5,918	3,569
Accrued expenses and other liabilities	2,514	5,173	1,981
Total liabilities	31,553	30,719	29,652

Redeemable noncontrolling interests	5,779	6,103	7,233

Total equity	916,850	906,975	906,001

Total liabilities, redeemable noncontrolling interests and equity	$954,182	$943,797	$942,886

(1) Certain captions include amounts related to a consolidated variable interest entity ("VIE") and voting interest entity ("VOE"); refer to footnote 4 of the Condensed Consolidated Financial Statements included in the 10-Q report to be filed for the quarter ended March 31, 2024 for more details on the impact of consolidating these entities.

(2) Investment in GAMCO stock: 2,382,170, 2,386,295 and 2,407,000 shares, respectively.

Table II

ASSOCIATED CAPITAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023

Investment advisory and incentive fees	$2,907	$2,411
Other revenues	104	54
Total revenues	3,011	2,465

Compensation	3,820	3,570
Other operating expenses	2,179	1,485
Total expenses	5,999	5,055

Operating loss before management fee	(2,988)	(2,590)

Investment gain/(loss)	16,794	20,511
Interest and dividend income from GAMCO	95	96
Interest and dividend income, net	5,805	4,999
Shareholder-designated contribution	(69)	(871)
Investment and other non-operating income/(loss), net	22,625	24,735

Income/(loss) before management fee and income taxes	19,637	22,145
Management fee	1,982	2,543
Income/(loss) before income taxes	17,655	19,602
Income tax expense/(benefit)	3,798	1,580
Income/(loss) before noncontrolling interests	13,857	18,022
Income/(loss) attributable to noncontrolling interests	36	268
Net income/(loss) attributable to Associated Capital Group, Inc.	$13,821	$17,754

Net income/(loss) per share attributable to Associated Capital Group, Inc.:
Basic	$0.64	$0.81
Diluted	$0.64	$0.81

Weighted average shares outstanding:
Basic	21,500	21,970
Diluted	21,500	21,970

Actual shares outstanding - end of period	21,420	21,938

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.